Exhibit 5

Certification Under Rule 466

The Depositary, The Bank of New York, represents and certifies the following:

(1)

That it previously has filed a Registration Statement on Form F-6 (InfoVista S.A., Registration No.  333-12152), which the Commission declared effective, with terms of deposit identical to the terms of deposit of such Registration Statement except for the number of foreign securities a Depositary Share represents.

(2)

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

THE BANK OF NEW YORK,
As Depositary

By:  /s/ Vincent J. Cahill, Jr.

Name:  Vincent J. Cahill, Jr.

Title:    Managing Director

EMM-893286_1